News Release

Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3571
Curtis@otelcotel.com

OTELCO ENTERS INTO CREDIT AGREEMENT TO FINANCE
ACQUISITION OF COUNTRY ROAD COMMUNICATIONS

ONEONTA, Alabama (October 20, 2008) - Otelco Inc. (NASDAQ: OTT; TSX: OTT.un) today announced it has entered into an amended and restated credit agreement. Substantially all of the net proceeds from the amended credit agreement will be used to finance the acquisition of the three subsidiaries of Country Road Communications LLC announced on August 7, 2008. These three subsidiaries - Pine Tree Holdings, Inc., Granby Holdings, Inc. and War Holdings, Inc. - serve locations in Maine, Massachusetts and West Virginia, respectively. Funding of the amended credit agreement is conditioned upon, among other things, the concurrent closing of the Country Road acquisition. The amended credit agreement will terminate on December 31, 2008 if all of the conditions to funding have not been met by that date.

The amendment expands Otelco’s existing senior credit facility to $188.5 million to fund the acquisition, including related transaction costs, and includes the continuation of the existing $15 million revolver. The Company’s existing credit agreement will remain effective until funding occurs under the amended credit agreement. GE Capital Markets, Inc. and CoBank, ACB acted as lead arrangers for the financing and General Electric Capital Corporation will serve as Agent for the lenders. CoBank, Raymond James Bank, CIBC Inc., Union Bank of California and Webster Bank are the other participating financial institutions.

“We are excited to have executed a definitive credit agreement, particularly in this time of unusual stress in the financial markets,” said Mike Weaver, President and CEO of Otelco. “This action reinforces the strong continued commitment of Otelco’s financing partners to the Company, reinforcing our belief that this acquisition is good for Otelco, its shareholders and the communities and customers we serve.

“We have made significant progress in obtaining the necessary regulatory approvals in order to acquire the Country Road properties and expect to complete the transaction shortly, once all approvals are received,” added Weaver.

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Otelco Enters into Credit Agreement

October 20, 2008

Credit Agreement Overview:

The credit facilities under the amended credit agreement are comprised of:

•	term loans of $173,500,000, consisting of $64,646,968 that remained outstanding under the existing credit agreement, and an additional term loan of $108,853,032; and

•	the continuation of a revolving loan commitment in an amount of up to $15,000,000.

In July 2007, Otelco sold 3,000,000 additional Income Deposit Securities, using the proceeds to reduce senior debt in preparation for this type of additional acquisition opportunity.

ABOUT OTELCO
Otelco Inc., headquartered in Oneonta, Alabama, provides wireline telephone services in Alabama, Maine and Missouri. The Company’s services include local and long distance telephone, network access, transport, digital high-speed data and dial-up Internet access, cable television and other telephone related services. With more than 70,000 voice and data access lines, which are collectively referred to as access line equivalents, Otelco is among the top 40 largest local exchange carriers in the United States based on number of access lines. Otelco operates six incumbent telephone companies serving rural markets, or rural local exchange carriers, each of which can trace its history as a local telecommunications provider as far back as the early 1900s. It also provides competitive telecommunications services through several subsidiaries. For more information, visit the Company’s web site at www.OtelcoInc.com.

FORWARD LOOKING STATEMENTS
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could affect the timing and/or availability of the financing described herein, or the acquisition or the satisfaction of the conditions to the financing or the acquisition, or cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes”, “belief,” “expects,” ‘intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

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